PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)

(TO PROSPECTUS DATED MARCH 28, 2002)                  REGISTRATION NO. 333-82654

                                  $300,000,000

                    [MILLENNIUM PHARMACEUTICALS, INC. LOGO]

                        MILLENNIUM PHARMACEUTICALS, INC.
                4.50% CONVERTIBLE SENIOR NOTES DUE JUNE 15, 2006

     7,386,660 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                             ---------------------

     This prospectus supplement should be read in conjunction with the prospectus dated March 28, 2002, which is to be delivered with this prospectus supplement.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The information in this prospectus supplement concerning the selling holders supercedes the statements set forth under the caption "Selling Holders" in the prospectus. Capitalized items used and not defined in this prospectus supplement shall have the meanings given to them in the prospectus. The information set forth under "Selling Holders" in the prospectus is superceded as follows:

                                SELLING HOLDERS

     The notes were originally issued by COR in transactions exempt from the registration requirements of the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus.

     The following table sets forth information, as of the date of this prospectus supplement regarding the principal amounts of notes and amounts of common stock beneficially owned by each selling holder that may be offered under the prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock. No selling holder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling holder's notes.

                                                                                             COMMON
                                                                 SHARES OF                    STOCK
                                                   PRINCIPAL       COMMON                  OWNED AFTER
                                                    AMOUNT         STOCK         COMMON    COMPLETION
                                                   OF NOTES     BENEFICIALLY      STOCK        OF
NAME                                              OFFERED(1)      OWNED(2)       OFFERED    OFFERING
----                                              -----------   ------------     -------   -----------
AIG/National Union Fire Insurance...............  $   500,000      12,311         12,311           0
Alexandra Global Investment Fund 1, Ltd. .......    3,000,000     249,243(3)      73,866     175,377
Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd. ...............................      500,000     129,229(3)      12,311     116,918
BP Amoco Plc. Master Trust......................    1,535,000      37,795         37,795           0
Bankgesellschaft Berlin AG......................    3,000,000      73,866         73,866           0
Canyon Capital Arbitrage Master Hedge Fund,
  Ltd. .........................................    2,300,000      56,631         56,631           0
Canyon Mac 18 (RMF).............................      700,000      17,235         17,235           0
Canyon Value Realization Fund (Cayman), Ltd. ...    5,300,000     130,497        130,497           0
Citicorp Life Insurance Company.................       18,000         443            443           0
Clinton Multistrategy Master Fund, Ltd. ........    2,750,000      67,711         67,711           0
Clinton Riverside Convertible Portfolio
  Limited.......................................    4,750,000     116,955        116,955           0
Convertible Securities Fund.....................      150,000       3,693          3,693           0
Credit Suisse First Boston Corporation(4).......    5,250,000     561,618(5)     129,266     432,352
Delta Pilots D & S Trust (c/o Oaktree Capital
  Management, LLC)..............................       45,000       1,107          1,107           0
Deutsche Banc Alex Brown Inc. ..................   20,750,000     882,534(3)     510,910     371,624
Estate of James Campbell........................      216,000      10,199(3)       5,318       4,881
Fidelity Financial Trust: Fidelity Convertible &
  Securities Fund...............................    4,000,000     294,587(6)      98,488     196,099
Franklin and Marshall College...................       95,000       2,339          2,339           0
Harris Insight Convertible Securities Fund......      600,000      14,773         14,773           0
James Campbell Corporation......................      286,000       7,041          7,041           0
Jefferies & Company, Inc. ......................    1,000,000      40,214(7)      24,622      15,592
JP Morgan Securities Inc. ......................    6,890,000     812,299(8)     169,646     642,653
JMG Triton Offshore Fd Ltd. ....................    5,000,000     137,725(3)     123,111      14,614

                                                                                             COMMON
                                                                 SHARES OF                    STOCK
                                                   PRINCIPAL       COMMON                  OWNED AFTER
                                                    AMOUNT         STOCK         COMMON    COMPLETION
                                                   OF NOTES     BENEFICIALLY      STOCK        OF
NAME                                              OFFERED(1)      OWNED(2)       OFFERED    OFFERING
----                                              -----------   ------------     -------   -----------
KBC Financial Products (Cayman Islands)
  Limited.......................................    7,500,000     184,666        184,666           0
Lincoln National Global Asset Allocation Fund,
  Inc. .........................................       40,000         984            984           0
Morgan Stanley & Co. ...........................    5,000,000     123,111        123,111           0
Motion Picture Industry Health Plan -- Active
  Member Fund...................................       35,000       4,806(3)         861       3,945
Motion Picture Industry Health Plan -- Retiree
  Member Fund...................................       30,000       2,345(3)         738       1,607
Museum of Fine Arts, Boston.....................       10,000         538(3)         246         292
Nations Convertible Securities Fund.............     5,850,00     144,039        144,039           0
OCM Convertible Trust...........................      265,000      32,391(3)       6,524      25,867
Parker-Hannifin Corporation.....................      160,000       4,961(3)       3,939       1,022
Partner Reinsurance Company.....................       60,000       7,907(3)       1,477       6,430
Penn Treaty Network America Insurance Company...       95,000       2,339          2,339           0
Pioneer High Yield Portfolio....................    6,800,000     167,430        167,430           0
Pioneer High Yield VCT Portfolio................      200,000       4,924          4,924           0
Primerica Life Insurance company................      328,000       8,076          8,076           0
Putnam Asset Allocation Funds -- Balanced
  Portfolio.....................................      680,000      20,805(3)      16,743       4,062
Putnam Asset Allocation Funds -- Conservative
  Portfolio.....................................      530,000      15,382(3)      13,049       2,333
Putnam Convertible Income -- Growth Fund........    5,110,000     184,979(3)     125,819      59,160
Putnam Convertible Opportunities and Income
  Trust.........................................      180,000       6,154(3)       4,431       1,723
Putnam Variable Trust -- Putnam VT Global Asset
  Allocation Fund...............................      180,000       4,431          4,431           0
Robertson Stephens(9)...........................    3,350,000     360,328(10)     82,484     277,844
Sagamore Hill Hub Fund Ltd. ....................   17,000,000     567,137(11)    418,577     148,560
Sage Capital....................................      100,000      71,151(3)       2,462      68,689
Salomon Brothers Asset Management, Inc. ........    1,985,000      48,875         48,875           0
SG Cowen Securities.............................   10,000,000     412,609(12)    246,222     166,387
Shephard Investments International, Ltd. .......    4,000,000     373,713(3)      98,488     275,225
Stark International.............................    6,000,000     250,036(3)     147,733     102,303
Starvest Combined Portfolio.....................      640,000      15,758         15,758           0
State Employees' Retirement Fund of the State of
  Delaware......................................      295,000      24,069(3)       7,263      16,806
State of Connecticut Combined Investment
  Funds.........................................      625,000      51,339(3)      15,388      35,951
The Travelers Indemnity Company.................    1,239,000      30,506         30,506           0
The Travelers Insurance Company -- Life.........      579,000      14,256         14,256           0
The Travelers Insurance Company -- Separate
  Account TLAC..................................       41,000       1,009          1,009           0
The Travelers Life and Annuity Company..........       45,000       1,107          1,107           0

                                                                                             COMMON
                                                                 SHARES OF                    STOCK
                                                   PRINCIPAL       COMMON                  OWNED AFTER
                                                    AMOUNT         STOCK         COMMON    COMPLETION
                                                   OF NOTES     BENEFICIALLY      STOCK        OF
NAME                                              OFFERED(1)      OWNED(2)       OFFERED    OFFERING
----                                              -----------   ------------     -------   -----------
The Travelers Series Trust Convertible Bond
  Portfolio.....................................      250,000       6,155          6,155           0
The Value Realization Fund, L.P. ...............    4,000,000      98,488         98,488           0
TQA Master Fund, Ltd. ..........................    3,950,000     262,620(13)     97,257     165,363
TQA Master Plus Fund, Ltd. .....................    2,500,000     118,713(14)     61,555      57,158
Tribeca Investment L.L.C. ......................    1,500,000     607,403(15)     36,933     570,470
UBS O'Connor LLC, F/B/O UBS Global Equity
  Arbitrage Master Ltd. ........................    1,910,000      47,028         47,028           0
Value Realization Fund LP.......................    2,750,000      67,711         67,711           0
Vanguard Convertible Securities Fund, Inc. .....      510,000      54,062(3)      12,557      41,505
ZCM Asset Holding Company.......................      250,000       9,077(3)       6,155       2,922
Zurich Institutional Benchmarks Master Fund
  Limited.......................................      334,000       8,223          8,223           0

---------------

 (1) Consists solely of principal amount of our 4.50% Convertible Senior Notes being offered hereby.

 (2) Unless otherwise noted, represents share of common stock issuable upon conversion of our 4.50% Convertible Senior Notes.

 (3) Includes common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes.

 (4) Credit Suisse First Boston Corporation was an initial purchaser of the notes from COR. Credit Suisse First Boston Corporation purchased the notes listed on this table for its own account and not for purposes of distribution.

 (5) Consists of 129,266 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 365,370 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes and 66,982 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

 (6) Consists of 98,488 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 196,099 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

 (7) Consists of 24,622 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 15,592 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

 (8) Consists of 169,646 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 642,653 shares of common stock.

 (9) Robertson Stephens was an initial purchaser of the notes from COR. Robertson Stephens purchased the notes listed on this table for its own account and not for purposes of distribution.

(10) Consists of 82,484 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 87,688 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes and 190,156 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

(11) Consists of 418,577 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 148,560 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

(12) Consists of 246,222 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 166,387 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

(13) Consists of 97,257 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 124,955 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes and 40,408 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

(14) Consists of 61,555 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 29,229 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes and 27,929 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

(15) Consists of 36,933 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 570,470 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

            The date of this Prospectus Supplement is July 19, 2002.